UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2014

CABOT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

1-5667	04-2271897
(Commission File Number)	(IRS Employer Identification No.)

TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS	02210-2019
(Address of Principal Executive Offices)	(Zip Code)

(617) 345-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As described in our 2013 Annual Report on Form 10-K, the principal raw material used in our Specialty Fluids business is pollucite (cesium ore), the vast majority of which we obtain from our mine in Manitoba, Canada, a portion of which is located under Bernic Lake. As previously disclosed, in light of recent indications of structural instability in a portion of the mine that contains significant cesium reserves, we have been assessing the technical and economic feasibility of development alternatives at the mine to enable us to continue to access our pollucite reserves. Following a recent review of the development alternatives and considering the technical complexity of this project, we have determined that it is probable that we will not proceed with a major development project at the mine at this time. Accordingly, without such a project, our supply of cesium products available from our mine is likely to last substantially less than the 10 years previously estimated.

We believe that continuing our current mining in the portions of the mine unaffected by the instability and undertaking economically feasible, smaller scale development projects, we will be able to mine approximately 15,000 additional barrels of pure cesium formate fluid over the next two years. Our ability to mine this amount assumes there is no further major instability of the mine that prevents all mining operations. In addition, we have mixed inventory on hand which approximates 24,000 barrels of pure cesium formate fluid equivalent. Our recent consumption rate (fluid lost or sold) has been approximately 7,000 barrels per year. The number of years this available supply of cesium products will last is dependent upon a number of factors, including future consumption rates and the types of inventory on hand.

We will continue to assess options to access the additional reserves in our mine, use various technologies to augment our cesium supply and seek alternative sources of ore. In light of these circumstances, we are reviewing our business strategy to ensure we maximize the value of our business, which could cause us to be more selective in our projects to minimize annual consumption, and may reduce the business’s annual profitability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION

By:	/s/ Eduardo E. Cordeiro
Name:	Eduardo E. Cordeiro
Title:	Executive Vice President and Chief Financial Officer

Date: May 12, 2014